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                                                                     EXHIBIT 4.7

           AGREEMENT OF SUBSTITUTION AND AMENDMENT OF RIGHTS AGREEMENT

     This Agreement of Substitution and Amendment is entered into as of March 5, 2002, by and between Raytheon Company, a Delaware corporation (the "Company") and American Stock Transfer and Trust Company, a New York banking corporation ("AST").

                                    RECITALS

     A. On or about December 15, 1997, HE Holdings, Inc., the predecessor in interest to the Company, entered into a Rights Agreement, as amended by the First Amendment to Rights Agreement dated May 15, 2001 (the "Rights Agreement"), with State Street Bank and Trust Company, the predecessor in interest to EquiServe (the "Predecessor Agent") as rights agent.

     B. On or about February 1, 2002, the Predecessor Agent notified the Company in writing of its resignation as rights agent pursuant to
          Section 21 of the Agreement. Such resignation was effective as of March 4, 2002.

     C.   The Company wishes to substitute AST as rights agent pursuant to
          Section 21 of the Rights Agreement.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing and of other consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. Section 21 of the Rights Agreement is hereby amended to provide that any successor rights agent shall, at the time of its appointment as rights agent, have a combined capital and surplus of at least $10 million, rather than $50 million.

     2. The Company hereby appoints AST as rights agent pursuant to Section 21 of the Rights Agreement, to serve in that capacity for the consideration and subject to all of the terms and conditions of the Rights Agreement.

     3. AST hereby accepts the appointment as rights agent pursuant to Section 21 of the Rights Agreement and agrees to serve in that capacity for the consideration and subject to all of the terms and conditions of the Rights Agreement.

     4. From and after the effective date hereof, each and every reference in the Rights Agreement to a "Rights Agent" shall be deemed to be a reference to AST.

     5. Section 26 of the Rights Agreement is amended to provide that notices or demands shall be addressed as follows (until another address is filed):

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     If to the Company:

          Raytheon Company
          141 Spring Street
          Lexington, MA 02421
          Attn: Corporate Secretary

     If to AST:

          American Stock Transfer & Trust Company
          59 Maiden Lane
          New York, NY  10038
          Attention: Corporate Trust Department

     6. Except as expressly modified herein, the Rights Agreement shall remain in full force and effect.

     7. This Agreement of Substitution and Amendment may be executed in one or more counterparts, each of which shall together constitute one and the same document.


                  [Remainder of Page Intentionally Left Blank]

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     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date indicated above.


                                RAYTHEON COMPANY

                                By: /s/ Neal E. Minahan
                                    ---------------------------------
                                    Name:



                                AMERICAN STOCK TRANSFER & TRUST COMPANY

                                By: /s/ Herbert Lemmer
                                    ---------------------------------
                                    Name:





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